Exhibit 99.1

Contacts:

AtriCure David J. Drachman President and Chief Executive Officer (513) 755-5758 ddrachman@atricure.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Press Release

AtriCure Announces Resignation of Chief Financial Officer -

Thomas J. Etergino

WEST CHESTER, Ohio, July 24, 2006 — AtriCure, Inc. (Nasdaq: ATRC), a medical device company focused on developing, manufacturing and selling innovative surgical devices, announced today that Thomas J. Etergino resigned as the Company’s Vice President and Chief Financial Officer. The Company expects Mr. Etergino to stay through August 18, 2006, at which point he will leave to pursue other endeavors. Until Mr. Etergino’s successor is named, David J. Drachman, President and Chief Executive Officer, will work with the Company’s controller to manage the Company’s finances. All finance functions will report directly to Mr. Drachman.

Dave Drachman, President and CEO, said, “Tom has led a strong finance team here at AtriCure. With its depth and experience, we expect this team will ensure a smooth and orderly transition through his departure and eventual replacement. This dedicated team remains focused on achieving our long-term financial goals. We appreciate the contributions Tom has made while at AtriCure and wish him well in his future endeavors.”

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative surgical devices to create precise lesions, or scars, in soft and cardiac tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure, Inc. bipolar ablation system as a standard treatment alternative during open-heart surgical procedures to safely, rapidly and reliably create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, a rapid, irregular quivering of the upper chambers of the heart.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.